Exhibit 99.1

               GenCorp Reports 2003 4th Quarter and Annual Results

    SACRAMENTO, Calif., Jan. 28 /PRNewswire-FirstCall/ --
GenCorp Inc. (NYSE: GY) today reported net income for 2003 of $23 million ($0.53 per share) compared to net income of $30 million ($0.69 per share) for 2002. The decrease in earnings from 2002 was primarily driven by nominal, non-cash pretax expense from employee retirement benefit plans in 2003 compared to income from employee retirement benefit plans in 2002, as well as weak performance at GDX Automotive in 2003. In its other segments, the Company had increased sales and improvements in operating performance, excluding income (expense) from employee retirement benefit plans. Sales for 2003 totaled $1.2 billion compared to $1.1 billion in 2002.
    (Photo:  http://www.newscom.com/cgi-bin/prnh/20010108/SFM125LOGO )
    Net income for the fourth quarter totaled $13 million ($0.28 per share) for 2003, the same as in 2002. Sales for the fourth quarter in 2003 were $323 million, compared to $317 million in 2002.
    "With the exception of GDX Automotive, we are pleased with the 2003 operating performance of our businesses," said Terry L. Hall, chairman, president and CEO.
    "We continue to experience improved operating performance in our Aerospace and Defense segment, driven by increased government spending on national missile defense, tactical missiles and space exploration. Aerojet provided propulsion systems for NASA's recent Mars exploration probe, and in December 2003 was awarded, as part of the Northrop Grumman and Raytheon team, a significant role on the U.S. Missile Defense Agency's Kinetic Energy Interceptors (KEI) program. In 2004, we expect continued growth in this segment driven by strong government spending."
    "Our GDX Automotive segment performance was disappointing. The $14 million third quarter operating loss at GDX hurt the Company's performance in 2003. GDX returned to profitability in the fourth quarter. Further actions are required, however, to offset industry pricing pressures and bring operating margins to acceptable levels. Our customer base has been broadened with new awards from Chrysler, Toyota, Peugeot, Renault and Fiat. Also, a new joint venture has been formed between GDX and Fuyao Glass Industry Group Co., Ltd., the largest automotive glass manufacturer in China. This new entity, along with our existing business in China, will allow us to participate in the anticipated growth of the Chinese automotive market. As we work on expanding the business base, we have also started to consolidate GDX's manufacturing capacity."
    "Aerojet Fine Chemicals (AFC) experienced double-digit sales growth for its third consecutive year as demand for its expertise in high containment and chiral separation chemistry continues to grow. Sales volume has continued to increase, and segment performance more than doubled in 2003 compared to 2002. Expanding the pipeline of potential products has positioned AFC for continued future growth. We expect revenues to continue to grow by 10% or more in 2004."
    "At the same time, we are making progress in our goal to monetize the Company's real estate holdings in California. We have filed applications for zoning on a 1,400 acre mixed use project called "Easton." This project is located on a portion of our property adjacent to Highway 50, east of the city of Sacramento. In addition, we have also filed an application for zoning for a 2,700 acre project called Rio Del Oro. This project is on a portion of our property located in the recently incorporated city of Rancho Cordova, California. Although it will be several years before these large projects are completed, given their scale, we believe this is an appropriate time to begin presenting Real Estate as a separate business segment in our financial reporting," concluded Mr. Hall.

    Operations Review

    Aerospace and Defense
    Total Year
    In October 2003, Aerojet completed the previously announced acquisition of the propulsion business of Atlantic Research Corporation (ARC) for cash of $144 million, including transaction costs. In October 2002, Aerojet completed the acquisition of the assets of General Dynamics Ordnance and Tactical Systems Space Propulsion and Fire Suppression business (referred to as the Redmond, Washington operations).
    Sales were $321 million for 2003, up 18% from 2002. The acquisitions mentioned above contributed $68 million in increased sales as compared to the prior year. Other programs that contributed to the increase in sales included liquid and solid systems for missile defense applications, Boeing HyFly and Atlas V; however, these increases were more than offset by declines in other programs, including NASA programs substantially completed in 2002.
    Segment performance was $43 million for 2003, compared to $44 million in 2002. Excluding the decrease in income from employee retirement benefit plans and unusual items (described below), segment performance increased by $13 million in 2003 compared to the prior year. The increase reflects the impact of higher sales, improved margins on the Delta program and other operating performance improvements.
    In 2003, Aerojet recorded unusual charges of $5 million for costs associated with ongoing efforts to settle a legal action with a water company involving contaminated wells. In 2002, Aerojet recorded unusual charges of $6 million for the final purchase price adjustment on the 2001 sale of its EIS business and $6 million for the write-off of in-process R&D purchased as part of the acquisition of the Redmond, Washington operations.

    Fourth Quarter
    Fourth quarter sales were $95 million, up 28% from 2002. The increase is due largely to contributions to sales from the recent acquisitions discussed above, partially offset by net lower sales volumes on other programs.
    Fourth quarter segment performance in 2003 was $17 million compared to $8 million in 2002. Excluding the decrease in income from employee retirement benefit plans and unusual items, segment performance increased by $12 million over the fourth quarter of 2002. The increase reflects the impact of higher sales, improved margins on the Delta program, and other operating performance improvements.
    As of November 30, 2003, Aerojet's contract backlog was $831 million, compared to $773 million as of November 30, 2002. Funded backlog, which includes only the amount of those contracts for which money has been directly authorized by the U.S. Congress, or for which a firm purchase order has been received by a commercial customer, was approximately $425 million as of November 30, 2003, compared to $416 million as of November 30, 2002.

    Real Estate
    The Real Estate segment manages activities related to the development, sale and leasing of the Company's real estate assets. Real Estate sales and segment performance for 2003 were $32 million and $23 million, respectively, compared to $6 million and $3 million, respectively, for 2002. The 2003 results included sales of a 96,000 square foot office complex on 11 acres in Sacramento County for $15 million, 20 acres of land sold to local automobile dealers for $6 million, and other smaller asset sales. Results in 2002 reflected only leasing activity.

    Fine Chemicals
    Total Year
    Sales for 2003 were $58 million, up 12% from 2002. As a contract manufacturer and ingredient supplier to pharmaceutical and biotechnology companies, AFC's sales trends reflect, to a large extent, demand for its customers' end products.
    Segment performance for 2003 was $8 million compared to $3 million for 2002. The increase reflects higher sales volumes, operational improvements and higher capacity utilization. Segment performance for 2003 also includes fees of $2 million paid by a customer to settle a matter involving minimum purchase requirements.

    Fourth Quarter
    Fourth quarter sales were $12 million, down 50% from 2002. The decrease reflects the timing of production activities and when sales from those activities are recognized.
    Fourth quarter segment performance for 2003 was break-even compared to $4 million in the prior year. The decrease reflects lower sales volumes and changes in product mix.
    As of November 30, 2003, AFC's backlog was $57 million. This amount represents the unfilled sales value of firm customer purchase orders.

    GDX Automotive
    Total Year
    Sales were $786 million in 2003, down 3% from 2002. The decrease reflects lower production volumes and increased pricing concessions to major customers in North America, partially offset by the effect of favorable currency exchange rates.
    Segment performance for 2003 was $8 million compared to $36 million in 2002. Excluding the expense from employee retirement benefit plans and asset impairments in 2003, and income from employee retirement benefit plans and restructuring charges in 2002, segment performance decreased by $15 million in 2003 compared to the prior year. Segment performance was negatively impacted by volume decreases, pricing concessions, and higher material and labor costs. Favorable exchange rates contributed $4 million to segment performance.
    During 2003, GDX recorded an asset impairment charge of $6 million related to the closure of one of its manufacturing facilities in France. During 2002, GDX recorded a restructuring charge of $2 million.

    Fourth Quarter
    Fourth quarter sales were $207 million, down 5% from 2002. The decrease in sales reflects lower volumes and increased pricing concessions to major customers, offset in part by favorable currency exchange rates.
    Fourth quarter segment performance for 2003 was $1 million compared to $11 million in the prior year. Excluding the expense from employee retirement benefit plans and asset impairments in 2003, and the income from employee retirement benefit plans and restructuring charges in 2002, segment performance decreased by $4 million compared to the fourth quarter of 2002. The decline in segment performance reflects lower volumes due to major vehicle platform transitions, new production start-up costs, and the impact of pricing concessions, partially offset by lower production costs and favorable foreign exchange rates.

    Other Information
    Interest expense increased to $28 million in 2003 from $16 million in 2002 due to higher debt levels and higher interest rates. Average debt balances during 2003 were approximately $436 million compared to $285 million during 2002. The Company's average interest rates increased to 6.3 percent in 2003 from 5.2 percent in 2002. Long-term debt increased from $387 million as of November 30, 2002 to $538 million as of November 30, 2003, due largely to debt incurred to finance the acquisition of ARC.
    As of November 30, 2003, the Company had cash of $64 million and availability under its credit facilities of $62 million.
    Corporate and other expenses increased in 2003 to $33 million from $31 million in 2002. The increase is primarily due to increases in professional service fees and compensation costs. Costs last year included
$6 million for the accounting review of prior periods' results. Corporate and other expenses included amortization of debt financing costs of $5 million in 2003 and $4 million in 2002.
    In 2002, the Company recorded unusual charges of $1 million related to the write-off of bank fees associated with the termination of a term loan and $2 million related to certain agreements that were part of the transaction to reacquire a 40 percent minority interest in Aerojet Fine Chemicals from NextPharma Technologies USA.
    The Company had a net income tax benefit in 2003 resulting from foreign and domestic federal, state and provincial tax settlements, and the plant shutdown in France. The Company's tax provision in 2002 was favorably impacted by income tax settlements and a charitable gift of real property.

    Business Outlook
    The following forward-looking statements are based on current expectations and assumptions. Actual results may differ materially. These statements do not include the potential impact of any mergers, acquisitions, asset sales or other strategic transactions that may be completed during 2004.
    The Company expects sales to increase in 2004, driven primarily by the inclusion of the operations of ARC for a full year.
    The Company also expects to incur a net loss in 2004 as a result of non-cash, pre-tax expense from employee retirement benefit plans of approximately $55 million, compared to nominal non-cash, pre-tax expense in 2003. The expected change in pre-tax employee retirement benefit expense in 2004 is primarily due to the recognition of the under performance of our U.S. pension plan assets resulting from lower market investment returns in 2001 and 2002, and a decrease in the discount rate due to lower interest rates.
    The Company uses a five-year period to recognize gains and losses on pension plan assets. The Company's U.S. pension plans remain over funded and the Company does not expect to have to make any net cash contributions in 2004.

    Forward-Looking Statements
    This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release and in subsequent discussions with the Company's management, other than historical information, may be deemed to be forward-looking statements. These statements present (without limitation) management's expectations, beliefs, plans and objectives, future financial performance and assumptions underlying, or judgments concerning, the matters discussed in such statements. The words "believe," "estimate," "anticipate," "project" and "expect," and similar expressions, are intended to identify forward-looking statements. Forward-looking statements involve certain risks, estimates, assumptions and uncertainties, including with respect to future sales and activity levels, cash flows, contract performance, the outcome of litigation and contingencies, environmental remediation and anticipated costs of capital. A variety of factors could cause actual results or outcomes to differ materially from those expected by the Company and expressed in the Company's forward-looking statements. Some important risk factors that could cause actual results or outcomes to differ from those expressed in the forward-looking statements include, but are not limited to, the following:

    -- Legal and regulatory developments that may have an adverse impact on the Company or its segments. For example: 1) the judgment order in the amount of approximately $29 million entered November 21, 2002 against GenCorp in GenCorp Inc. v Olin Corporation (U.S. District Court for the Northern District of Ohio, Eastern Division), if it is upheld on appeal and the reductions to which the Company believes it is entitled are not realized; 2) restrictions on real estate development that could delay the Company's proposed real estate development activities; 3) a change in toxic tort or asbestos litigation trends that is adverse to the Company; and 4) changes in international tax laws or currency controls.
    -- Changes in Company-wide or business segment strategies, which may result in changes in the types or mix of business in which the Company is involved or chooses to invest.
    -- Changes in U.S., global or regional economic conditions, which may affect, among other things, 1) consumer spending on new vehicles which could reduce demand for products from the GDX Automotive segment;
       2) customer funding for the purchase of Aerospace and Defense products which may impact the segment's business base and, as a result, impact its ability to recover environmental costs; 3) health care spending and demand for the pharmaceutical ingredients produced by Fine Chemicals;
       4) the Company's ability to successfully complete its real estate activities; and 5) the funded status and costs related to employee retirement benefit plans.
    -- Changes in U.S. and global financial markets, including market disruptions, and significant currency or interest rate fluctuations, which may impede the Company's access to, or increase the cost of, external financing for its operations and investments and/or materially affect results of operations and cash flows.
    -- Risks associated with the Company's Aerospace and Defense segment's being a defense contractor including: 1) the right of the U.S. government to terminate any contract for convenience; 2) modification or termination of U.S. government contracts due to lack of congressional funding; and 3) the lack of assurance that bids for new programs will be successful, contract options will be exercised or follow-on contracts will be awarded in light of the competitive bidding atmosphere under which most contracts are awarded.
    -- Increased competitive pressures both domestically and internationally which may, among other things, affect the performance of the Company's businesses. For example, the automotive industry is increasingly outsourcing the production of key vehicle sub-assemblies. Accordingly, industry suppliers, such as the Company's GDX Automotive segment, will need to demonstrate the ability to be a reliable supplier of integrated components to maintain and expand their market share.
    -- Labor disputes, which may lead to increased costs or disruption of operations in the Company's GDX Automotive, Aerospace and Defense and Fine Chemicals segments.
    -- Changes in product mix, which may affect automotive vehicle preferences and demand for the Company's GDX Automotive segment's products.
    -- Technological developments or patent infringement claims which may impact the use of critical technologies in the Company's GDX Automotive, Aerospace and Defense and Fine Chemicals segments leading to reduced sales and/or increased costs.
    -- An unexpected adverse result or required cash outlay in the toxic tort cases, environmental proceedings or other litigation, or a change in proceedings or investigations pending against the Company.

    These and other factors are described in more detail in the Company's Annual Report on Form 10-K for the year ended November 30, 2002 and its subsequent filings with the U.S. Securities and Exchange Commission. Additional risks may be described from time-to-time in future filings with the U.S. Securities and Exchange Commission. All such risk factors are difficult to predict, contain material uncertainties that may affect actual results, and may be beyond the Company's control.
    GenCorp is a technology-based manufacturer with positions in the aerospace and defense, pharmaceutical fine chemicals, real estate and automotive industries. Additional information about GenCorp can be obtained by visiting the Company's web site at www.GenCorp.com.

    Consolidated Statement of Income
    GenCorp Inc.

                                      Three Months Ended      Year Ended
                                       Nov. 30,  Nov. 30,  Nov. 30, Nov. 30,
    (Dollars in millions,                2003      2002      2003      2002
     except per-share data)
                                           (Unaudited)        (Unaudited)

    Net Sales                            $323      $317    $1,192    $1,135
    Costs and Expenses:
      Cost of products sold               260       265       979       935
      Selling, general and administrative  25        10        86        55
      Depreciation and amortization        23        16        81        66
      Interest expense                     11         5        28        16
      Other (income) expense, net          (4)       (2)       (5)        4
      Restructuring charges                --         2        --         2
      Unusual items, net                    3         6         5        15
    Income Before Income Taxes              5        15        18        42
      Income tax benefit (provision)        8        (2)        5       (12)
        Net Income                        $13       $13       $23       $30

    Basic earnings per common share:    $0.30     $0.30     $0.53     $0.71
    Diluted earnings per common share:  $0.28     $0.28     $0.53     $0.69

    Shares used for calculation of earnings
     per common share (in thousands):
      Basic                            43,685    42,971    43,347    42,830
      Diluted                          51,966    51,174    43,409    48,562

    Capital expenditures                  $13       $14       $49       $45


    Business Segment Information
    GenCorp Inc.
                                        Three Months Ended      Year Ended
                                        Nov. 30,  Nov. 30,  Nov. 30, Nov. 30,
     (Dollars in millions,                2003      2002     2003     2002
     except per-share data)
                                            (Unaudited)        (Unaudited)
    Net Sales:
      Aerospace and Defense                $95       $74      $321      $271
      Real Estate                           12         2        32         6
      Fine Chemicals                        12        24        58        52
      GDX Automotive                       207       217       786       806
      Intersegment sales elimination        (3)       --        (5)       --
          Total                           $323      $317    $1,192    $1,135
    Segment Performance:
      Aerospace and Defense                $20        $8       $45       $32
      Retirement benefit plan income        --         6         3        24
      Unusual items                         (3)       (6)       (5)     (12)
        Aerospace and Defense Segment
         Performance                        17         8        43        44
        Real Estate Segment Performance     10         1        23         3
        Fine Chemicals Segment Performance  --         4         8         3
      GDX Automotive                         8        12        18        33
      Retirement benefit plan
       income (expense)                     (1)        1        (4)        5
      Asset impairment charge               (6)       --        (6)       --
      Restructuring                         --        (2)       --       (2)
        GDX Automotive Segment Performance   1        11         8        36
          Total Segment Performance         28        24        82        86
      Interest expense                     (11)       (5)      (28)     (16)
      Corporate retirement benefit plan
       income (expense)                     (1)        1        (3)        6
      Corporate and other expenses         (11)       (5)      (33)     (31)
      Unusual items                         --        --        --       (3)
    Income Before Income Taxes               5        15        18        42
      Income tax benefit (provision)         8        (2)        5      (12)
        Net Income                         $13       $13       $23       $30


    Segment performance represents net sales from continuing operations less applicable costs, expenses, retirement benefit plan income (expense), and provisions for restructuring and unusual items relating to operations. Segment performance excludes corporate retirement benefit plan income (expense), corporate income and expenses, provisions for unusual items not related to the operations, interest expense, income taxes and minority interest.


    Condensed Consolidated Balance Sheet
    GenCorp Inc.

                                                      Nov. 30,      Nov. 30,
    (Dollars in millions)                               2003           2002
                                                           (Unaudited)
    Assets
    Cash and equivalents                                 $64            $48
    Accounts receivable                                  176            139
    Inventories, net                                     211            167
    Recoverable form U.S. government and other
     third parties for environmental remediation          37             24
    Current deferred income tax                            7             --
    Prepaid expenses and other                            21              5
    Total Current Assets                                 516            383
    Property, plant and equipment, net                   530            481
    Recoverable from U.S. government and other
     third parties for environmental remediation         183            208
    Deferred income taxes                                 10              9
    Prepaid pension asset                                345            337
    Goodwill, net                                        197            126
    Other noncurrent assets, net                         126             92
                                                      $1,907         $1,636
    Liabilities and Shareholders' Equity
    Short-term borrowings and current portion
     of long-term debt                                   $52            $22
    Accounts payable                                     114             89
    Reserves for environmental remediation                53             39
    Income taxes payable                                  24             22
    Current deferred income taxes                         --              1
    Other current liabilities                            243            200
    Total Current Liabilities                            486            373
    Long-term debt, net of current portion               486            365
    Postretirement benefits other than pensions          162            176
    Reserves for environmental remediation               262            301
    Other noncurrent liabilities                          82             61
    Total shareholders' equity                           429            360
                                                      $1,907         $1,636

SOURCE  GenCorp Inc.
    -0-                             01/28/2004
    /CONTACT: investors, Yasmin Seyal, senior vice president & chief financial officer, +1-916-351-8585, or media, Linda Beech Cutler, vice president, Corporate Communications, +1-916-351-8650, both of GenCorp Inc./
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    /Web site:  http://www.gencorp.com/
    (GY)

CO:  GenCorp Inc.
ST:  California
IN:  ARO HEA MTC CHM RLT AUT
SU:  ERN